Exhibit 99.1

Immunicon Corporation Reports

Results for the Three Months and

Year Ended December 31, 2006

Immunicon also provides guidance estimates for 2007

HUNTINGDON VALLEY, PA, February 21, 2007— Immunicon Corporation {Nasdaq-Global Market: IMMC}, which is developing and commercializing proprietary cell and molecular-based human diagnostic and life-science research products with an initial focus on cancer, today announced its results of operations for the three months and year ended December 31, 2006 and its guidance estimates for 2007.

Immunicon reported product and service revenue of $2.8 million for the three months ended December 31, 2006, including $2.0 million in instrument revenue, $579,000 in reagent and consumable product sales and $283,000 in service revenue. This represents an increase of 115% over the $1.3 million in product and service revenue for the three months ended December 31, 2005 which included $807,000 in instrument revenue, $236,000 in reagent revenue and $281,000 in service revenue.

For the year ended December 31, 2006, Immunicon reported product and service revenue of $8.0 million, including $5.0 million in instrument revenue, $1.8 million in reagent and consumable product sales and $1.2 million in service revenue. This represents a 122% increase over the $3.6 million in product and service revenue reported for the year ended December 31, 2005, which included $2.4 million in instrument revenue, $601,000 in reagent revenue and $555,000 in service revenue. Recognition of revenue related to instrument shipments to customers typically is delayed for a period of several months pending the final evaluation and acceptance of these systems by customers.

Costs of goods sold were $3.3 million and $1.0 million for the three months ended and $9.2 million and $2.7 million for the years ended December 31, 2006 and 2005, respectively. Immunicon reported a loss on product and service sales of $472,000 in the three months ended December 31, 2006 compared to a gross profit on product sales of $300,000 in the corresponding period in 2005 and a loss on product sales of $1.2 million compared to a gross profit on product sales of $929,000 for the years ended December 31, 2006 and 2005, respectively. The loss on product sales in the quarter and year ended December 31, 2006 results principally from loss on the sales of instruments. The Company sells instrumentation at a price which is lower than the cost to produce instruments. This loss was approximately $11,000 per instrument or $290,000 loss on the sale of instruments in the quarter ended December 2006. For the year ended December 31, 2006, the loss on instrument sales was approximately $18,000 per instrument or $1.3 million loss on the sale of instruments for the year. The remainder of the loss relates to loss on the sale of reagents and consumable products where sales volume has not yet reached levels sufficient to generate gross profits. During 2006, Immunicon decided to begin outsourcing certain activities related to the manufacture of instruments. Immunicon is in the process of reducing its internal manufacturing costs but this transition process has resulted in some duplicate instrument cost of goods sold. These costs should be reduced once the outsourcing process is completed which we now expect will be completed in 2007.

For the three months and year ended December 31, 2005, the gross profit on product sales is partly related to the fact that Immunicon began capitalizing inventory-related costs in the fourth quarter of 2004. Prior thereto, all product and inventory material purchases were recorded as an R&D expense, principally as laboratory supplies. Therefore in the three months and year ended December 31, 2005, a portion of the materials typically recorded as cost of goods sold had been purchased and expensed in a prior period and, as a result, a portion of the product revenue was reported without a corresponding cost of goods sold.

Effective January 1, 2006, Immunicon adopted Statement of Financial Accounting Standards 123R, “Share-Based Payment,” (“SFAS 123R”), which requires that costs associated with stock-based compensation be expensed in the current period. For the three months and year ended December 31, 2006, Immunicon recorded $504,000 and $1.9 million, respectively, in non-cash compensation expense and allocated these expenses to the appropriate cost category.

The adoption of SFAS 123R and the changes related to inventory and cost of goods sold referred to above should be considered when comparing results between periods.

Research and development expenses for the three months ended December 31, 2006 were $3.2 million compared to $4.5 million in the corresponding three months in 2005. The reduction of $1.3 million is a result principally of two factors. As of January 1, 2006, Immunicon ceased reporting as a development stage company. Therefore, in 2006, we have fully allocated manufacturing and operations salary costs to costs of goods sold. Certain of these costs were reported as R&D expenses in prior years. This reclassification accounts for $650,000 of the reduction in research and development expense. Also, clinical trial and development costs were lower by $625,000 due to the fact that in January 2006 Immunicon completed patient enrollment for two clinical trials in metastatic prostate cancer and metastatic colorectal cancer.

General and administrative (“G&A”) expenses for the quarter ended December 31, 2006 were $2.6 million, compared to $1.9 million for the comparable quarter of 2005. This increase of approximately $700,000 is attributable principally to increases in salaries of $250,000 and non cash stock compensation of $243,000.

Research and development expenses for the year ended December 31, 2006 were $12.7 million compared to $21.8 million in the year ended December 31, 2005. The reduction of $9.1 million is the result of a number of factors. In August 2005, Immunicon reduced staff and other expenses in order to align costs with its commercialization strategy. Immunicon reduced its workforce by 25% as of that date. The effect of the staff reduction and related cost savings accounts for approximately $2.1 million of the reduced costs. As of January 1, 2006, Immunicon ceased reporting as a development stage company. Therefore in 2006, we have fully allocated manufacturing and operations salary costs to costs of goods sold. These costs were reported as R&D expenses in prior years. This reclassification accounts for $2.5 million of the reduction in research and development expense. Clinical trial and development costs were lower by $2.5 million due to the fact that in January 2006 Immunicon completed patient enrollment for two clinical trials in metastatic prostate cancer and metastatic colorectal cancer. Other cost control activities account for $2.0 million of the reduction in costs.

General and administrative (“G&A”) expenses for the year ended December 31, 2006 were $10.1 million, compared to $8.0 million for the comparable period in 2005. This increase of approximately $2.1 million is attributable principally to an increase in salaries and marketing expenses of $600,000 and an increase in non-cash compensation charges of $1.0 million associated with the issuance of restricted shares and to the adoption of SFAS 123R and to the $400,000 in expenses related to the relocation of Immunicon’s CEO in the third quarter of 2006.

On December 5, 2006, Immunicon issued an aggregate of $30,000,000 in principal amount of our unsecured subordinated convertible Notes (the “Notes”) and received $27.3 million in proceeds net of related fees and expenses. The Company also issued warrants for the purchase of 1,466,994 shares of Immunicon common stock. The Notes are convertible into shares of Immunicon common stock and the warrants are exercisable into shares of Immunicon common stock at a price of $4.09 per share, subject to adjustment. Immunicon can force conversion of the Notes after June 5, 2008, under certain terms and conditions, if the price of Immunicon’s common stock reaches $7.50 per share for 20 consecutive trading days. For further description of the Notes and warrants please refer to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on December 5, 2006.

We have determined to value certain provisions of the Notes and the related warrants separately in accordance with various accounting guidance documents including Statement of Financial Accounting Standards 133, “Accounting for Derivative Instruments and Hedging Activities” and related interpretations including EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” Upon issuance of the Notes, we recorded a liability of $8.1 million related to the embedded conversion option in the Notes and a liability of $1.9 million related to the value of the warrants. As of December 31, 2006, we have marked-to-market the conversion option and the warrants and have recorded a non-cash expense of $1.4 million in the Statement of Operations related to the change in valuation of the Notes and the warrants for the three months and year ended December 31, 2006.

Interest expense was $509,000 and $121,000 for the three months ended and $823,000 and $488,000 for the years ended December 31, 2006 and 2005, respectively. The increase of $388,000 in the three month period and $335,000 in the year ended December 31, 2006 is attributable principally to the non-cash interest expense of $397,000 related to the issuance of the Notes and related warrants which occurred on December 5, 2006. Total non-cash expenses related to the issuance of the Notes for the three months and year ended December 31, 2006 was $1.8 million.

For the three months and the year ended December 31, 2006, Immunicon’s net loss was $7.7 million and $24.0 million, respectively, compared to a net loss of $5.7 million and $26.9 million for the three months and year ended December 31, 2005. The loss per share was $0.28 and $0.87 for the three months and year ended December 31, 2006 compared, respectively, to a loss per share of $0.21 and $1.06 for the three months and year ended December 31, 2005. The weighted average common shares outstanding was 27.7 and 27.6 million, respectively, for the three and twelve month periods ended December 31, 2006, compared to weighted average common shares outstanding for the three and twelve month periods year ended December 31, 2005 of 27.5 million and 25.4 million, respectively. The non-cash expenses of $1.8 million related to the issuance of the Notes and recorded in the fourth quarter of 2006 accounted for $0.07 of the loss in the three months and year ended December 31, 2006.

As of December 31, 2006, Immunicon had cash, cash equivalents and investments of $51.5 million. Immunicon had net cash expenditures of $19.9 million in 2006, which was lower than the previous estimate for net cash expenditures for 2006 of between $20 million and $22 million. Immunicon continues to closely monitor operating costs, staffing levels and capital expenditures.

Financial guidance estimates for 2007

The following financial guidance estimates reflect current expectations of Immunicon’s management based on available information. These statements are forward-looking and actual results may differ materially, including as a result of the factors more specifically referenced below in the discussion regarding “forward-looking statements.” Although estimating the items below is inherently difficult, Immunicon is providing the following estimates for 2007:

•	Instrument system placements (a system includes one CellTracks Analyzer II and one CellTracks AutoPrep System) – range of between 35 and 45 system placements

•	CellTracks AutoPrep System and CellTracks Analyzer II Instrument revenue – range of between $5.75 million and $7 million (excludes estimated 2007 EasyCount System revenue )

•	Combined reagent, consumable and service revenue – range of between $6 million and $7.5 million

•	Net cash expenditures – range of between $16 million and $18 million

Discussion

Byron D. Hewett, Immunicon’s President and Chief Executive Officer commented, “The fourth quarter of 2006 was an improved quarter for Immunicon as we continue to grow our revenues and improve our strategic position. Total revenue in the fourth quarter of 2006 doubled compared to the fourth quarter of 2005. Instrument revenue in the fourth quarter of 2006 increased almost two and one-half times compared to the instrument revenue from the fourth quarter of 2005 and was up 100% from the third quarter of 2006. Veridex received clearance by the FDA for CellSearch to be used as a monitoring tool to aid in the management of metastatic breast cancer. This clearance is important for patients, physicians and payors. It is now clear that the CellSearch test is intended to be used after each cycle of therapy to assess metastatic breast cancer patients’ response to therapy. We believe this monitoring claim will help accelerate adoption of the CellSearch assay. We announced our partnership agreement with Diagnostic HYBRIDS. We believe the combination of our respective technologies will result in improved products in clinical virology. We completed an additional financing which we believe positions us well for the future as we pursue opportunities outside the J&J/Veridex relationship. Furthermore, we continue to exercise strong control over our costs while expanding our product offerings. We are continuing to execute our business plan and we continue to make good progress against our objectives. We look forward to a successful 2007 as we continue to drive market acceptance of our products and to further improve our business performance toward our ultimate goal of profitability.”

Other Highlights:

•

On December 15, 2006, we announced that Veridex, LLC, a Johnson & Johnson company, had received FDA clearance for the CellSearch Circulating Tumor Cell Kit as an aid in the monitoring of patients with metastatic breast cancer. Serial testing for circulating tumor cell (CTC) count should be used in conjunction with other clinical methods for monitoring breast cancer.

•

On January 18, 2007, we announced that we had met the primary and secondary endpoints associated with our pivotal clinical trial in metastatic androgen-independent prostate cancer. The primary endpoint was that circulating tumor cells (CTC) levels three-to-five weeks after the initiation of chemotherapy would predict overall survival. The study also showed that CTC levels predict overall survival at each of the tested time points.

•

On December 12, 2006, we announced that we had signed a definitive license, development, supply and distribution agreement with Diagnostic HYBRIDS, Inc. to develop and commercialize products in the field of clinical virology diagnostics, starting with a panel of multiplex respiratory virus and sexually transmitted infection assays.

A summary of instrument shipments and instruments sold for revenue recognition purposes for the period from product launch to December 31, 2006 is shown below:

	Cumulative as of January 1, 2006	Nine months ended 9/30/06	Three months ended December 31, 2006	Cumulative @ December 31, 2006
Instrument shipments
CellTracks Analyzer II
J&J affiliates	8	2	6	16
Customer upgrades from CellSpotter	—	7	2	9
Other customers	14	20	7	41

Total CellTracks Analyzer II	22	29	15	66
CellSpotter Analyzer
J&J affiliates	14	—	—	14
Other customers	11	(6)	—	5

Total CellSpotter (1)	25	(6)	—	19
Total Analyzers	47	23	15	85

CellTracks AutoPrep
J&J affiliates	17	1	5	23
Other customers	25	21	8	54

Total CellTracks AutoPreps	42	22	13	77

Instruments sold (2)
CellTracks Analyzer II
J&J affiliates	6	2	5	13
Other customers	8	20	9	37

Total CellTracks Analyzer II	14	22	14	50
CellSpotter Analyzer
J&J affiliates	13	1	—	14
Other customers	8	2	—	10

Total CellSpotter	21	3	—	24
Total Analyzers	35	25	14	74

CellTracks AutoPrep
J&J affiliates	15	3	4	22
Other customers	15	17	9	41

Total CellTracks AutoPreps	30	20	13	63

(1)	reductions in CellSpotter placements are the result of replacement or upgrade to the next-generation CellTracks Analyzer II

(2)	- represents instruments which were sold and revenue recorded in the period indicated

Conference Call

Byron D. Hewett, President and CEO, and other members of senior management will provide an Immunicon update and discuss results via Webcast and conference call on Wednesday February 21, 2007 at 9:00 a.m. EDT. To participate in the live call by telephone, the dial-in number for domestic U.S. listeners is (800) 510-9691 using passcode: 83139691. International callers may dial (617) 614-3453 using passcode: 83139691.

In addition, a live audio webcast of the call will be available online at Immunicon’s corporate Web site at http://www.immunicon.com. Webcast participants are encouraged to log on to the site at least 15 minutes prior to the scheduled start time to register, download, and install any necessary audio software. Following the call, a webcast audio replay will be available on the Company’s web site for through Friday, March 23, 2007. In addition, a dial-in replay will be maintained for 5 days through Monday, February 26, and can be accessed by dialing (888) 286-8010 (U.S. listeners) or (617) 801-6888 (International dialers) using reservation code: 29087860.

About Immunicon Corporation

Immunicon Corporation is developing and commercializing proprietary cell- and molecular-based human diagnostic and life science research products with an initial focus on cancer disease management. Immunicon has developed platform technologies for selection and analysis of rare cells in blood, such as circulating tumor cells and circulating endothelial cells that are important in many diseases and biological processes. Immunicon’s products and underlying technology platforms also have application in the clinical development of cancer drugs and in cancer research and may have applications in other fields of medicine, such as cardiovascular and infectious diseases. www.immunicon.com

The information contained in this press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often preceded by words such as “hope,” “may,” “believe,” “anticipate,” “plan,” “expect,” “intend,” “assume,” “will” and similar expressions. Forward-looking statements contained in this press release include, among others, statements relating to Immunicon’s anticipated business performance, 2007 anticipated instrument system placements, instrument revenue, combined reagent, consumable and service revenue, net loss, net loss per common share and net cash expenditures, Immunicon’s funding strategy for commercialization activities and key product and clinical development programs and other statements not of historical fact, including those contained in the section entitled “Financial guidance estimates for 2007”. Immunicon cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Forward-looking statements speak only as of the date of this press release, reflect management’s current expectations and involve certain factors, such as risks and uncertainties that may cause actual results to be far different from those suggested by Immunicon’s forward-looking statements. These factors include, but are not limited to, risks and uncertainties associated with: Immunicon’s dependence on Veridex, LLC, a Johnson & Johnson company, in the field of cancer cell analysis; Immunicon’s capital and financing needs; research and development and clinical trial expenditures; commercialization of Immunicon’s product candidates Immunicon’s ability to use licensed products and to obtain new licenses from third parties; Immunicon’s ability to manage its growth; obtaining necessary regulatory approvals; reliance on third party manufacturers and suppliers; reimbursement by third party payors to Immunicon’s customers for Immunicon’s products; risks and uncertainties associated with Immunicon’s outstanding convertible notes and warrants; compliance with applicable manufacturing standards; the ability to earn license and milestone payments under Immunicon’s agreement with Veridex; retaining key management or scientific personnel; delays in the development of new products or to planned improvements to Immunicon’s products; effectiveness of Immunicon’s products compared to competitors’ products; protection of Immunicon’s intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; product liability lawsuits that may be brought against Immunicon; labor, contract or technical difficulties; and competitive pressures in Immunicon’s industry. These factors are discussed in more detail in Immunicon’s filings with the Securities and Exchange Commission. Except as required by law, Immunicon accepts no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, or for modifications made to this document by Internet or wire services.

“Immunicon” and the Immunicon Corporation logo are registered trademarks of Immunicon Corporation. “CellSpotter,” “CellTracks” and “AutoPrep” are registered trademarks of Immunivest Corporation, a wholly-owned subsidiary of Immunicon Corporation. “CellTracks Analyzer II” is a trademark of Immunivest Corporation. “CellSearch” is a trademark of Johnson & Johnson. All other trademarks or servicemarks appearing herein are the property of their respective holders. ALL RIGHTS RESERVED.

Contact Information:	Investors/Media: Tierney Communications
James G. Murphy SVP of Finance & Administration, CFO 215-830-0777 ext. 121 jmurphy@immunicon.com	Denise Portner Vice President 215-790-4395 dportner@tierneyagency.com

IMMUNICON CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS-UNAUDITED

(In thousands, except share amounts)

	December 31
	2006	2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$36,132	$21,900
Short-term investments	15,401	20,694
Receivable from related party	409	316
Accounts receivable, net	1,402	825
Inventory	3,966	3,223
Prepaid expenses	613	397
Other current assets	861	326

Total current assets	58,784	47,681
Property and equipment, net	4,011	5,460
Deferred financing fees	2,616
Long term investments	—	1,504
Other assets	362	325

TOTAL ASSETS	$65,773	$54,970

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$1,781	$2,769
Accounts payable	1,743	938
Payable to related party	792	433
Accrued expenses	4,304	3,576
Current portion of deferred revenue
Related party	1,821	1,597
Other	438	84
Detachable warrants	2,181	—
Conversion option related to convertible debt	9,286	—

Total current liabilities	22,346	9,397
Convertible subordinated notes payable, net of discount	20,313	—
Long-term debt	2,256	3,115
Deferred revenue
Related party	234	378
Other	423	—
Commitments and Contingencies
STOCKHOLDERS’ EQUITY:
Common stock, $.001 par value—100,000,000 authorized, 27,667,769 and 27,556,885 shares issued and outstanding as of
December 31, 2006 and 2005, respectively	28	27
Additional paid-in capital	162,596	162,630
Deferred stock-based compensation	—	(2,142)
Currency translation adjustment	22	12
Accumulated deficit	(142,445)	(118,447)

Total stockholders’ equity	20,201	42,080

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$65,773	$54,970

IMMUNICON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS AND YEARS ENDED

DECEMBER 31, 2006 COMPARED TO DECEMBER 31, 2005

(in thousands, except for per share and per share data)

UNAUDITED

	Three Months Ended December 31		Year Ended December 31
	2006	2005	2006	2005
Product and service revenue
Related parties product revenue	$1,038	$360	$2,411	$1,458
Third party customers product revenue	1,523	683	4,366	1,585
Service revenue	283	281	1,243	555

Total product and service revenue	2,844	1,324	8,020	3,598
Cost of goods sold	3,316	1,024	9,213	2,669

Net (loss), gross profit on product and service revenue	(472)	300	(1,193)	929
Milestone, license and other revenue	138	226	677	1,049

Total revenue	2,982	1,550	8,697	4,647

Operating expenses:
Research & development	3,227	4,530	12,734	21,776
General & administrative	2,595	1,938	10,096	8,019

Total operating expenses	5,822	6,468	22,830	29,795

Operating loss	(6,156)	(5,942)	(23,346)	(27,817)
Other income (expense)
Interest and other income	431	402	1,608	1,397
Change in fair value of detachable warrant and conversion right	(1,437)	—	(1,437)
Interest expense	(509)	(121)	(823)	(488)

Other income (expense), net	(1,515)	281	(652)	909

Net loss	$(7,671)	$(5,661)	$(23,998)	$(26,908)

Net loss per common share - basic and diluted	$(0.28)	$(0.21)	$(0.87)	$(1.06)

Weighted average common shares oustanding-basic and diluted	27,664,602	27,536,737	27,628,792	25,428,325